Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
AL INTERNATIONAL, INC.

AL International, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST:   The name of the Corporation is AL International, Inc.

SECOND:  The address of its registered office in the State of Delaware is to be located at The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  The total number of shares of stock that the Corporation is authorized to issue is SIX HUNDRED MILLION (600,000,000) shares of common stock, par value $.001 per share (the “Common Stock”), and ONE HUNDRED MILLION (100,000,000) shares of preferred stock, par value $.001 per share (the “Preferred Stock”).

The Preferred Stock may be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time.

Shares of stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

FIFTH:   Series A Convertible Preferred Stock.  Holders of our Series A Convertible Preferred Stock (“Series A Convertible Preferred”) shall be entitled to receive a cumulative dividend at a rate of 8.0% per year, payable annually, in cash or shares of the Corporation’s common stock at the Corporation’s election.  Each share of Series A Convertible Preferred shall be convertible into two shares of the Corporation’s common stock at this conversion rate of $.50 per share.

(1)	Dividends

(a) Regular Dividends.  Each holder (a “Holder” and collectively, the “Holders”) of the Series A Convertible Preferred shall be entitled to receive dividends at the specified rate.  Such dividends shall be cumulative from (and including) such Series A Convertible Preferred’s issuance date and shall accrue daily, whether or not earned or declared, thereafter until paid and be calculated on the basis of a 360 day year.  Dividends shall be payable in cash; provided, however, that in lieu of paying such dividends in cash, the Corporation may, at its option, pay any or all of such dividends by delivery of a number of shares Corporation common stock valued at $.50 per share subject to adjustment as set forth herein.

(b) Participating Dividends.  In the event any dividend or other distribution payable in cash or other property is declared on the Common Stock, such Holder on the record date for such dividend or distribution shall be entitled to receive per Series A Convertible Preferred share on the date of payment or distribution of such dividend or other distribution the amount of cash or property that would be received by the Holders of the number of  shares of Common Stock into which such Series A Convertible Preferred share would be converted  pursuant to this Section 1(b) immediately prior to such record date.

(c) Holders Conversion Right.  Subject to the terms and conditions set forth herein, and any time or times on or after the issuance date, any Holder of Series A Convertible Preferred shall be entitled to convert any whole number of Series A Convertible Preferred shares into two (2) fully paid and nonassessable shares of Common Stock.  The Corporation shall not issue any fractional shares of Common Stock upon any conversion.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Series A Convertible Preferred share by a Holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share.

(d) Taxes.  The Corporation shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Series A Convertible Preferred shares.

(e) Adjustments to Conversion Price and Number of Shares to be Received.  The share conversion for the holders of the Series A Convertible Preferred will be subject to adjustment from time to time as provided in this Section.

(i)           Adjustment in Number of Shares to be received upon Subdivision of Combination of Common Stock.  If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into the greater number of shares, the conversion ratios will be adjusted proportionately increased.  If the Corporation at any time combines (by combination, reverse stock split or otherwise) one or  more classes of its outstanding shares of Common Stock into a smaller number of shares, the conversion rate in effect immediately prior to such combination will  be proportionately increased.

(2)           Reservation of Shares.

(a)           Authorized and Reserved Amount.  The Corporation shall, at all times so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred, such number of shares (the “Reserved Amount”) of Common Stock as shall from time to time be sufficient to effect the conversion of all the Series A Convertible Preferred.  The initial number of shares of Common Stock reserved for conversion of the Series A Convertible Preferred shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders of the Series A Convertible Preferred shares based on the number of Series A Convertible Preferred shares held by each Holder at the time of issuance of the Series A Convertible Preferred shares or increase in the number of reserved shares, as the case may be.  In the event a Holder shall sell or otherwise transfer any of  such Holder’s Series A Convertible Preferred shares, each  transferee shall be allocated a pro rata portion of the number of reserved shares of the Common Stock reserved for such transferor.  Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Series A Convertible Preferred shares shall be allocated to the remaining Holders of Series A Convertible Preferred, pro rata based on the number of Series A Convertible Preferred shares then held by such Holders.

(3)           Voting Rights.

Holders of our Series A Convertible Preferred shall have no voting rights, except as required by law, including but not limited to the General Corporation Law of the State of Delaware and as expressly provided herein.

(4)           Liquidation, Dissolution, Winding-up.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series A Convertible Preferred shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of the Common Stock.

(5)           Preferred Rank.

All shares of Common Stock shall be junior rank to all Series A Convertible Preferred shares in respect in the preferences as to distribution and payments upon the liquidation, dissolution and winding up of the Corporation.  The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Series A Convertible Preferred shares.

(6)           Denial of Preemptive Rights.  No holder of any shares of the Corporation of any class no or in the future authorized shall have any preemptive right as such holder (other than such right, any, as the board of directors in its discretion may determine) to purchase or subscribe for any additional issues of shares of the Corporation of any class now or in the future authorized.

SIXTH: The name and mailing address of the sole incorporator is as follows:

NAME Leslie Marlow	MAILING ADDRESS c/o Gracin & Marlow, LLP The Chrysler Building 405 Lexington Avenue, 26th Floor New York, New York 10174

SEVENTH:  The Corporation may not amend this Certificate of Incorporation, or participate in any reorganization, sale or transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith use its best efforts, and assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the shares of preferred stock set forth hereinabove.

EIGHTH:  Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Corporation’s Board of Directors or in the bylaws of the Corporation. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

NINTH:  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

TENTH:  The Corporation shall to the fullest extent permitted by section 145 of the Delaware General Corporation Law, as the same may be amended or supplemented, or by any successor thereto, indemnify and reimburse any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in, or covered by said section. Notwithstanding the foregoing, the indemnification provided for in this Article Seventh shall not be deemed exclusive of any other rights to which those entitled to receive indemnification or reimbursement hereunder may be entitled under any bylaw of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

ELEVENTH:  No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability: (i) for any breach of a director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under section 174 of the Delaware General Corporation Law as the same exists or hereafter may be amended; or (iv) for any transaction from which the director derived an improper benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then liability of a director of the Corporation, in addition to limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article Eighth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of directors of the Corporation existing at the time of such repeal or modification.

This Certificate of Incorporation is being signed on July 14, 2011.

/s/ Leslie Marlow

Leslie Marlow, Sole Incorporator